Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to the references to our firm, in the context in which they appear, in this Registration Statement (Form S-3) and related Prospectus of Comstock Resources, Inc. and to the reserve estimates as of December 31, 2019 and our report thereon in the Annual Report on Form 10-K for the year ended December 31, 2019 incorporated by reference into the Prospectus contained in the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on or about May 8, 2020, and any subsequent amendments thereto.

/s/ Lee Keeling and Associates, Inc._

Lee Keeling and Associates, Inc.

Tulsa, Oklahoma

May 8, 2020